UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Schrader, William L.
   c/o PSINet Inc.
   510 Huntmar Park Drive
   Herndon, VA  20170
   USA
2. Issuer Name and Ticker or Trading Symbol
   PSINet Inc.
   PSIX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock, $.01 par value |5/17/9|G   |1,600*            |D  |           |                   |      |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |12/8/9|G   |88,000**          |D  |           |                   |      |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |12/10/|G   |4,200**           |D  |           |11,025,154         |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |      |    |                  |   |           |300,000***         |D     |                           |
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Common Stock, $.01 par value |      |    |                  |   |           |2,000****          | D    |                           |
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Common Stock, $.01 par value |      |    |                  |   |           |2,125,224*****     |I     |By Spouse                  |
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Common Stock, $.01 par value |5/17/9|G   |800               |A  |           |112,682******      |I     |By Trust                   |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock, $.01 par value |5/17/9|G   |800               |A  |           |112,682******      |I     |By Trust                   |
                             |9     |    |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Amounts have been adjusted to reflect the 2-for-1stock split approved for holders of record as of January 28, 2000, effective as of February 11, 2000. *Represents gifts made to an aggregate of 3 persons as of the transaction date specified.
**Represents gift made to one entity as of the transaction date specified. ***These shares are held by a limited liability company of which the Reporting Person and his spouse have shared voting and dispositive power.
****These shares are held by the Reporting Person and his spouse as joint tenants with the rights of survivorship.
*****The Reporting Person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.
******These shares are held in a trust for the benefit of one of the Reporting Person's children, of which the Reporting Person's wife is trustee. The Reporting Person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such shares for purposes of Section 16 or for any other purpose.
SIGNATURE OF REPORTING PERSON
William L. Scrader
DATE
February 14, 2000